Exhibit (k)(iv)

OPERATING EXPENSES LIMITATION AGREEMENT

This AGREEMENT (the “Agreement”) is effective as of February 18, 2022 (the “Effective Date”), by and between Equalize Community Development Fund, a Delaware statutory trust (the “Fund”), and Equalize Capital LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Fund and the Adviser dated May 1, 2019, as amended February 18, 2022 (the “Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) beginning as of the Effective Date pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Adviser to implement those limits

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1.	LIMIT ON OPERATING EXPENSES. The Adviser agrees to limit the Fund’s current Operating Expenses to an annual rate of 2.25% of the Fund’s average annual net assets (the “Annual Limit”). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2.	DEFINITION. For purposes of this Agreement, the term “Operating Expenses” is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser’s investment advisory fee detailed in the Advisory Agreement and other expenses described in the Advisory Agreement, but does not include any front-end loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividend and interest expenses on short positions, acquired fund fees and expenses or extraordinary expenses such as litigation.

3.	REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment advisory fee under the Advisory Agreement.

4.	TERM. This Agreement shall remain in effect through at least October 31, 2023, unless sooner terminated by either of the parties hereto as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Fund and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees of the Fund.

5.	TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Fund. This Agreement will automatically terminate if the Advisory Agreement is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

6.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.	GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

EQUALIZE COMMUNITY DEVELOPMENT FUND		EQUALIZE CAPITAL LLC

By:	/s/ Joseph Gladue	By:	/s/ Lee A. Calfo
	Name: Joseph Gladue		Name: Lee A. Calfo
	Title: Treasurer		Title: Chief Executive Officer

[Signature Page to Operating Expenses Limitation Agreement]

2